life\v2d\actuary.rtf







                               CONSENT OF ACTUARY


The Board of Directors
IDS Life Insurance Company


I consent to the reference to me under the caption "Experts" and to the use of my opinion dated April 27, 1998 on the Illustrations used by IDS Life Insurance Company in the Prospectus for the Flexible Premium Survivorship Variable Life Insurance Policy offered by IDS Life Insurance Company as part of the Post-Effective Amendment No.
3 being filed under the Securities Act of 1933.




James M. Jensen, F.S.A., M.A.A.A.
Vice President - Insurance Product Development

Minneapolis, Minnesota
April 27, 1998